Exhibit 10.1

CONSTRUCTION MANAGEMENT AGREEMENT

(BUFFALO CREEK CASINO DEMOLITION PROJECT)

BETWEEN

SENECA ERIE GAMING CORPORATION

as Owner

AND

SENECA CONSTRUCTION MANAGEMENT CORPORATION

as Construction Manager

MAY 9, 2006

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS		1
1.1	Specific Definitions	1

ARTICLE II. CONSTRUCTION MANAGEMENT SERVICES		4
2.1	Appointment as Construction Manager	4
2.2	Work to be Performed	4
2.3	Use of Contractors	4

ARTICLE III. GENERAL OBLIGATIONS OF CONSTRUCTION MANAGER		5
3.1	Standard of Performance	5
3.2	Construction Manager’s Employees, Consultants and Contractors	6
3.3	Payments Pursuant to Agreements	6
3.4	Ownership and Custody of and Access to Data	6
3.5	Inspection and Rejection by Owner	6
3.6	Disclosure to Owner	7
3.7	Work Budget	7
3.8	Offsite Disposal	7
3.9	Environmental Report	7

ARTICLE IV. COMMENCEMENT OF WORK		7

ARTICLE V. ACCOUNTING AND COMPENSATION		7
5.1	Accounting Records	7
5.2	Contract Price	8
5.3	Request for Payment	8
5.4	Payments	9
5.5	Retainage	10
5.6	Taxes	10

ARTICLE VI. CHANGES		10
6.1	General	10
6.2	Minor Modifications	10
6.3	Owner Requested Change Order	11
6.4	Change Orders	11
6.5	Construction Manager Requested Change Order	11
6.6	Owner’s Directive	12
6.7	General Requirements and Limitations	12

ARTICLE VII. COMPLETION		13
7.1	Final Request for Payment	13
7.2	Completion	13

ARTICLE VIII. REPRESENTATIONS AND WARRANTIES		14
8.1	General Representations and Warranties	14
8.2	Construction Manager Representations and Warranties	14
8.3	Warranties Related to the Work	15
8.4	Contractor Warranties	15
8.5	Warranty Period	15

ARTICLE IX. TERMINATION		16
9.1	Term	16
9.2	Termination	16
9.3	Suspension by Owner	16
9.4	Effects of Termination	16

ARTICLE X. FORCE MAJEURE		17
10.1	Suspension of Obligations	17
10.2	Notice	17
10.3	Resolution	17

ARTICLE XI. Indemnity		17
11.1	Damages	17
11.2	Indemnity	18
11.3	Claims	20
11.4	Insurance	20

ARTICLE XII. MISCELLANEOUS		21
12.1	Entire Agreement	21
12.2	Amendment and Modification	22
12.3	Counterparts	22
12.4	Parties Bound by Agreement	22
12.5	Terminology	22
12.6	Laws and Regulations	22
12.7	Governing Law	22
12.8	Exhibits and Schedules	22
12.9	Notices	22
12.10	Further Assurances	23
12.11	Survival of Representations, Warranties, Covenants and Agreements	23
12.12	Severability	23
12.13	Assignmen.	24
12.14	Waivers	24
12.15	Cumulative Rights, Obligations and Remedies	24
12.16	No Third Party Beneficiaries	24
12.17	Confidentiality	24

SCHEDULES AND EXHIBITS

Schedule 1:            Scope of Work

Schedule 2:            Project Schedule

Schedule 3:            Project Budget

Schedule 4:            Contractor Insurance Requirements

Exhibit A:               Form of Construction Manager Partial Lien Waiver

Exhibit B:               Form of Contractor Partial Lien Waiver

Exhibit C:               Form of Change Order

Exhibit D:               Form of Construction Manager Final Lien Waiver

Exhibit E:                Form of Contractor Final Lien Waiver

CONSTRUCTION MANAGEMENT AGREEMENT

This Construction Management Agreement is made as of May 9, 2006 (the “Effective Date”), by and between Seneca Construction Management Corporation (“Construction Manager”) and Seneca Erie Gaming Corporation (“Owner”).

RECITALS

A.            Construction Manager has expertise and experience in providing construction management services.

B.            Owner desires to retain Construction Manager to provide management services and act as the construction manager in connection with the Project (as defined in Section 1.1), and Construction Manager desires to perform such services in accordance with the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereby stipulate and agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Specific Definitions.   The following capitalized terms shall have the meanings ascribed to them in this Section 1.1.

“Affiliate” means, with respect to any relevant Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, the relevant Person. For purposes of this definition, the term “control” (including its derivatives and similar terms) means owning, directly or indirectly, more than 25% of the voting interest in the relevant Person.

“Agreement” means this Construction Management Agreement (including any exhibits, supplements and other attachments), as amended, restated, supplemented or otherwise modified from time to time.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the Nation, the United States or the State of New York shall not be regarded as a Business Day.

“Change” is defined in Section 6.3.

“Change of Law” means the enactment, adoption, promulgation, issuance, modification, revision, change, repeal or cancellation after the date of this Agreement of or to any Law, that prevents Construction Manager from performing its obligations under this Agreement.

“Change Order” is defined in Section 6.4.

“Completion” is defined in Section 7.2.

“Completion Certificate” shall have the meaning ascribed to it in Section 7.2.

“Completion Date” is defined in Section 7.2.

“Construction Manager” is defined in the Preamble.

“Construction Manager Estimate” is defined in Section 6.2.

“Contract Price” is defined in Section 5.2.

“Contractor” means any Person performing all or any portion of the Work, or performing any other services, or providing goods, equipment, materials, supplies, or labor services related to the Work under contract with Construction Manager, including contractors, subcontractors (and every tier of subcontractors), vendors, suppliers, agents and representatives of Construction Manager.

“Costs” means all verifiable, direct, out-of-pocket costs incurred by Construction Manager in performing the Work, but shall not include any costs or expenses (i) for general or overhead expenses of Construction Manager or (ii) that would not have been incurred absent the bad faith, gross negligence, or willful misconduct of Construction Manager or any Contactor, or any of their respective employees, agents, or representatives.

“Damages” is defined in Section 11.1(a).

“Data” is defined in Section 3.4.

“Day” means a period of twenty-four (24) consecutive hours beginning at 7:00 a.m., Eastern Time, or at such other hour as Construction Manager and Owner mutually agree.

“Defect” means any Work performed or provided by, or within the responsibility of Construction Manager or any Contractor which (i) fails to conform to the Scope of Work or is of improper or inferior workmanship; (ii) could reasonably be expected to adversely effect the completion of the Project; (iii) results in damages to the Property; or (iv) otherwise fails to meet the warranties set forth in Section 8.3.

“Effective Date” is defined in the Preamble.

“Environmental Reports” is defined in Section 3.9.

“Estimated Contract Price” is defined in Section 3.7.

“Event of Default” or “Default” means the occurrence of any of the following events, circumstances or conditions: (i) the failure by either Party to perform or comply with any material agreement, covenant, obligation or other provision contained in this Agreement when such failure has not been remedied (after delivery of written notice thereof) within thirty (30) Days following delivery of such notice; (ii) either Party (A) files a petition for relief under any present or future law regarding bankruptcy, reorganization or other relief to debtors, or, makes a general assignment for the benefit of its creditors, or applies for a receiver, trustee, custodian or liquidator of its property, or files a petition, or commences any other procedure to liquidate or dissolve its existence, or (B) fails to effect a full dismissal of any involuntary petition under any present or future law regarding bankruptcy, reorganization or other relief to debtors, that is filed against such Party, within sixty (60) Days of such filing; or (iii) the inaccuracy or breach of any material representation or warranty contained in Article VIII.

“Force Majeure” is defined in Section 10.1.

“Governmental Authority” means applicable tribal, national, state and local governments and all agencies, authorities, departments, instrumentalities, courts, corporations or the other subdivisions of each having or claiming a regulatory interest in or jurisdiction over the Project, the Work or the Parties

“Hazardous Materials” shall mean any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), defined or regulated as such under any applicable environmental Law.

“Invoice” is defined in Section 5.3(a).

“Laws” means the laws, rules, regulations, decrees and orders of the United States of America, the Nation and all other governmental bodies having relevant jurisdiction, whether such now exist or hereafter come into effect.

“Management Fee” is defined in Section 5.2.

“Nation” means the Seneca Nation of Indians, a federally recognized Indian Tribe.

“Owner” is defined in the Preamble.

“Owner Directive” is defined in Section 6.6.

“Owner Indemnified Party” is defined in Section 11.2(a).

“Party” and “Parties” means each of Owner and Construction Manager, individually or collectively, as the context may require.

“Person” means any individual or entity, including, without limitation, any corporation, limited liability company, joint venture, joint stock company, general or limited partnership, trust, agency, association, organization, government authority (including any agency or administrative group thereof) or other entity.

“Progress Report” is defined in Section 5.3(e).

“Project” means the demolition of certain structures located on the Property, as set forth on the Scope of Work.

“Project Schedule” is set forth on Schedule 2 (as may be amended pursuant to the terms of this Agreement).

“Property” means the areas designated in the Scope of Work for performance of the Work

“Repair” is defined in Section 8.3(a).

“Request for Payment” is defined in Section 5.3.

“Retainage” is defined in Section 5.5.

“Scope of Work” is set forth on Schedule 1 (as may be amended pursuant to the terms of this Agreement).

“Stated Rate” means an annual rate of interest (compounded monthly) equal to the lesser of (i) two percent (2%) and (ii) the maximum rate permitted under applicable law.

“Substantial Completion” is defined in Section 8.5.

“Term” is defined in Section 9.1.

“Warranty Period” is defined in Section 8.5.

“Work” is defined in Section 2.2.

ARTICLE II.
CONSTRUCTION MANAGEMENT SERVICES

2.1           Appointment as Construction Manager.   Subject to the terms and conditions of this Agreement, Owner hereby appoints Construction Manager to act hereunder as an independent contractor to manage the Project, and Construction Manager hereby accepts such appointment and agrees to act pursuant to the provisions of this Agreement. Construction Manager is an independent contractor. Neither Construction Manager nor any of its officers, directors, employees, agents or representatives shall be deemed to be the agents, representatives or employees of Owner. Nothing herein is intended to, or shall be deemed to, create a partnership, joint venture, agency or other relationship creating fiduciary or quasi fiduciary duties or similar duties and obligations or otherwise subject the Parties to joint and several or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to either or both of the Parties.

2.2           Work to be Performed.

Construction Manager’s obligation is to perform all work necessary to complete the Project in every detail according to the Scope of Work (the “Work”), in accordance with the Project Schedule and the terms of this Agreement.

2.3           Use of Contractors.

(a)           For the purpose of providing the Work, Construction Manager may use independent contractors, who are not employees of either Owner or Construction Manager, to perform the Work in accordance with this Agreement. Construction Manager shall not engage any Contractor to perform part of the Construction Work hereunder unless Construction Manager has a written agreement with that Contractor which meets the requirements set forth in Section 2.3(b). If any proposed written agreement between Construction Manager and any Contractor fails to meet any of the requirements set forth in Section 2.3(b), Construction Manager must submit the proposed agreement to Owner for review and approval. Construction Manager shall not have the right to waive any of the requirements of Section 2.3(b) without the prior written consent of Owner.

(b)           Use of any Contractor by Construction Manager shall not relieve Construction Manager of any of its obligations under this Agreement and Construction Manager shall, at all times, be responsible for the performance and completion of the Work. All Work performed by a Contractor shall be pursuant to a written agreement between Contractor and Construction Manager which shall:

(i)            conform to and require Contractor to perform in accordance with the requirements, terms and conditions of this Agreement;

(ii)           be assignable to Owner upon Owner’s written request and at no cost to Owner;

(iii)          preserve and protect the rights of Owner under this Agreement and with respect to the Work to be performed;

(iv)          require that the Contractor provide and maintain the insurance specified in Schedule 4;

(v)           require that the Contractor provide the indemnification required by Section 11.2(b); and

(vi)          obligate Contractor to execute a waiver and release with respect to any lien rights for each payment received by such Contractor for the Work.

(c)           Prior to entering into any contract with any Contractor, Construction Manager shall have performed a reasonable level of due diligence to determine whether, for the portion of the Work the Contractor is to perform, such Contractor is (i) fully experienced, properly qualified, properly licensed, properly equipped and properly organized; (ii) financially solvent at the time such Contractor enters into a contract with Construction Manager; (iii) authorized to do business in the jurisdictions in which such Contractor will perform; and (iv) familiar with the portion of the Work to be performed.

(d)           Construction Manager shall provide to Owner a copy of each contract entered into with a Contractor within two (2) Business Days of execution.

ARTICLE III.
GENERAL OBLIGATIONS OF CONSTRUCTION MANAGER

3.1           Standard of Performance.   Construction Manager shall perform the Work and carry out its other obligations hereunder, and shall require all of its employees, Contractors, agents,

materialmen and vendors furnishing labor, materials or services in any way relating to this Agreement or affecting the Project to carry out their respective responsibilities in accordance with (a) the terms of this Agreement, (b) safe, sound, efficient, workmanlike, economically prudent, and environmentally sound practices, and (c) all Laws, permits and licenses applicable to the Project and the completion thereof. Construction Manager agrees to, and shall require its Contractors to, (i) use its best professional judgment in the performance of the Work, and (ii) use the degree of care and skill ordinarily exercised, under similar circumstances, by reputable contractors performing comparable services.

3.2           Construction Manager’s Employees, Consultants and Contractors.   Construction Manager shall pay all expenses in connection with employing, retaining and supervising the Contractors and any other Persons necessary or required for the performance of the Work, including compensation, salaries, wages, overhead and administrative expenses incurred by Construction Manager, and as applicable, FICA and Medicare taxes, workers’ compensation insurance, retirement and insurance benefits and other such expenses. All services performed or materials supplied by any Affiliate of Construction Manager shall be performed or supplied at terms and rates that are reasonably competitive with the terms and rates known to Construction Manager to be prevailing in the industry at the time for the area of operations.

3.3           Payments Pursuant to Agreements.   Construction Manager shall promptly pay, when due, all undisputed amounts due and payable to (a) all Contractors in accordance with the terms of applicable Contractor contract, and (b) any other third party providing goods or services in connection with the Work.

3.4           Ownership and Custody of and Access to Data.   Owner shall be the sole and exclusive owner of all reports, filings, agreements, instruments and other documents (collectively, “Data”), whether prepared by Construction Manager, Owner, any Contractor or any other Person, related to the Work and any such Data shall be made available to Owner at Construction Manager’s office during reasonable business hours on provision of reasonable notice. Within a reasonable period of time after delivery of the  Completion Certificate, or immediately upon the termination of this Agreement, Construction Manager shall deliver originals of all Data to Owner.

3.5           Inspection and Rejection by Owner.   Owner, and its designated representatives, shall have the right to inspect all Work including, without limitation, testing, inspection, repairs, construction, installation, removal of equipment, meetings or other communications with any Person, or similar activities undertaken by Construction Manager in connection with this Agreement. Owner shall have the right to reject, or to direct Construction Manager to reject, at any time, any such portion of the Work which in Owner’s reasonable judgment does not conform to this Agreement, including the Work Scope, or which contains Defects. Upon such rejection, Construction Manager shall promptly remedy any condition identified by Owner as giving rise to such rejection. Owner’s exercise of any right of inspection, observation, rejection or approval shall not limit or reduce Construction Manager’s obligations under this Agreement or constitute an acceptance by Owner.

3.6           Disclosure to Owner.

Construction Manager shall promptly notify Owner of any (i) Defect, or (ii) other event, circumstance or condition known to Construction Manager constituting or which reasonably could be expected to constitute a material breach of this Agreement, or a violation of any Law, of which Construction Manager has knowledge. Construction Manager shall promptly notify Owner of any significant circumstance, event, occurrence or condition (whether then existing or, in Construction Manager’s opinion, expected to exist in the near future), including issues related to the acquisition (including eminent domain proceedings) of rights of way and similar matters, of which Construction Manager has knowledge and which could reasonably be expected to have a material adverse effect on the completion of the Project pursuant to this Agreement.

3.7           Work Budget.

Construction Manager has submitted to Owner for Owner’s approval a budget for the Work, a copy of which is attached hereto as Schedule 3.  Such budget provides for an estimated Contract Price of $2,530,345.47 (the “Estimated Contract Price”).

3.8           Offsite Disposal.   Construction Manager shall be solely responsible for the selection of the offsite disposal facilities to which it transfers all materials to be removed from the Property.

3.9           Environmental Reports.   Construction Manager shall require its Contractors to prepare or obtain all environmental assessments, reports, audits, and other documents that relate to the environmental condition of the Property required under environmental Law or pursuant to ASTM standard practices (or other standard practices governing the performance of comparable services) that may be necessary to complete the Project (the “Environmental Reports”). Construction Manager shall provide Owner with copies of all such Environmental Reports, as well as all correspondence with any Governmental Authority related to the environmental conditions on the Property or the compliance of the activities conducted thereon with environmental Law. Construction Manager shall further require its Contractors to provide copies of the results of any environmental investigations, monitoring, or sampling conducted on the Property, including without limitation, certificates of analysis, chain of custody reports, certificates of inspection, laboratory analysis, and sampling data.

ARTICLE IV.
COMMENCEMENT OF WORK

Promptly after receipt of Owner’s approval of the budget for the Work (or on such other date as agreed upon by the Parties), Construction Manager shall commence and continuously and diligently pursue and perform the Work in compliance with this Agreement and in accordance with the Project Schedule.

ARTICLE V.
ACCOUNTING AND COMPENSATION

5.1           Accounting Records.   Construction Manager shall keep complete and accurate records of all costs, expenses and expenditures in connection with this Agreement, to the reasonable satisfaction of Owner. To the extent necessary or appropriate to verify the amounts billed to Owner pursuant to this Agreement, Owner or its designated representatives, after five

(5) Days’ prior written notice to Construction Manager, shall have the right during normal business hours to audit or examine all books and records maintained by Construction Manager relating to the Project, including all documents and records relating to Invoices submitted by Construction Manager pursuant to Section 5.3. Such right shall include the right to meet with Construction Manager’s internal auditors to discuss matters relevant to the audit or examination. Construction Manager agrees to implement any reasonable practices or procedures recommended by Owner as a result of any such audit for purposes of improving support for the payment of Construction Manager’s billings to Owner. Owner shall have three (3) years after the termination of this Agreement to initiate, at Owner’s expense, an audit of Construction Manager’s records for any Work performed during the term of this Agreement. Owner shall make every reasonable effort to conduct audits in a manner that will result in a minimum of inconvenience to Construction Manager.

5.2           Contract Price.

For the performance of the Work during the term of this Agreement, Owner agrees to pay Construction Manager, an amount (the “Contract Price”) equal to the sum of (a) the Costs plus (b) an amount equal to four percent (4%) of the Costs (the “Management Fee”). In no event will the Contract Price exceed the Estimated Contract Price, and Owner shall have no obligation to reimburse Construction Manager for any Costs incurred in connection with the Work in excess of the Estimated Contract Price, except as otherwise agreed in connection with any Change pursuant to Article VI. The Contract Price will be Construction Manager’s complete compensation for the Work whether the Work is performed by Construction Manager’s personnel or by Contractors.

5.3           Request for Payment.

No later than the tenth (10th) Day of each calendar month, Construction Manager shall submit to Owner a Request for Payment (a “Request for Payment”) which shall include:

(a)           an invoice for the Costs incurred for the Work performed during the previous calendar month (or, if applicable, prior months in case of third party invoices received during the previous month), if any, prepared in a form reasonably acceptable to Owner and supported by records evidencing the actual Costs incurred, plus the Management Fee associated with such Costs (an “Invoice”);

(b)           a certification that (i) such Request for Payment represents the amount to which Construction Manager is entitled to pursuant to the terms of this Agreement; and (ii) Construction Manager has paid all amounts that are due and owing to the Contractors (other than amounts for Work included on any unpaid Invoice, which will be paid by Construction Manager upon receipt of Owner’s payment of such Invoice), subject only to such disputed amounts as are specified by Construction Manager in the Progress Report;

(c)           a partial lien waiver in the form of Exhibit A from Construction Manager ;

(d)           a partial lien waiver in the form of Exhibit B from each Contractor; and

(e)           a progress report (a “Progress Report”) which shall be in such form as may reasonably be requested by Owner, and which shall include, without limitation:

(i)            a description of the Work performed during the prior month;

(ii)           a description of the Work to be performed during the next month and an estimate of the Costs to be incurred in connection with such Work;

(iii)          a list of all Change Orders approved as of the end of the prior month;

(iv)          a discussion of any problems encountered during the prior month and remedies effected or planned; and

(v)           a description of any payment or other disputes with any Contractors or Governmental Authorities.

If, in connection with any Request for Payment, Construction Manager fails to provide Owner with Invoices or any supporting materials required under this Section 5.3 in a form satisfying the criteria mutually agreed upon by Owner and Construction Manager, and (i) such failure is not cured by Construction Manager within ten (10) Days after Construction Manager’s receipt of written notice from Owner of such failure, and (ii) Owner is thereafter required to use its own accounting personnel, professionals and resources to correct any deficiencies in any Invoice or related materials provided by Construction Manager for purposes of processing any Invoice, then the Management Fee payable by Owner to Construction Manager with respect to any Costs included on such Invoice for which adequate supporting documentation was not provided shall be reduced from four percent (4%) to two percent (2%) of such Costs.

5.4           Payments.   Owner shall pay to Construction Manager the amount of each Invoice (less the Retainage described in Section 5.5) within thirty (30) Days of receipt of each such Invoice. If Owner fails to make timely payments of any Invoice amount, or portion thereof, then Construction Manager shall be entitled to collect such unpaid amount, together with interest at the Stated Rate on any unpaid amount. If Owner’s failure to pay is a result of a good faith dispute of any Invoice amount and Owner has given notice to Construction Manager that it disputes such amount, and has paid any undisputed amount, within thirty (30) Days of receipt of such Invoice, then interest will be payable only on the unpaid portion that is found or agreed by the Parties to be ultimately due. Interest shall accrue on unpaid amounts for the period beginning on the payment due date of the applicable Invoice and ending upon payment of such amount (together with the interest thereon); provided, however, that interest shall not accrue with respect to any Invoice if Construction Manager has failed to supply, in accordance with Section 5.3, the required supporting documentation for such Invoice, unless such Invoice is not paid within  thirty (30) Days of Owner’s receipt of all such supporting documentation. Payment and failure to object to all or any portion of an Invoice amount shall not be construed as an acceptance of defective Work or a waiver of any right under this Agreement by Owner.

5.5           Retainage.

To secure Construction Manager’s performance of its obligations hereunder, Owner will withhold an aggregate amount of up to ten percent (10%) of the Contract Price (the “Retainage”), by withholding from each payment paid to Construction Manager by Owner (other than the final payment and any payments due to Construction Manager that are designated as payments for general conditions, for which there shall be no Retainage) an amount equal to ten percent (10%) of the amount invoiced by Construction Manager. Each Invoice submitted by Construction Manager shall specify the amount of Retainage attributable to, and to be withheld from, amounts due under such Invoice. Notwithstanding the foregoing, at such time as the Project is deemed to be ninety percent (90%) complete, Owner shall in accordance with the payment terms set forth in Section 5.4, pay to Construction Manager an amount equal to fifty percent (50%) of the full amount of Retainage (not including Retainage attributable to Management Fees) withheld by Owner to date, and thereafter the amount to be withheld from each payment (other than the final payment and any payments due to Construction Manager that are designated as payments for general conditions, for which there shall be no Retainage) due hereunder shall be five percent (5%), rather than ten percent (10%); provided, however, that the Retainage amount applicable to the Management Fee shall remain at ten percent (10%). In the event that amounts are due under this Agreement from Construction Manager to Owner, and such amounts are not paid when due, Owner shall have the right to withhold additional amounts from Owner’s payments to Construction Manager equal to the amount owing by Construction Manager. Owner will pay the remaining Retainage for the Project to Construction Manager in accordance with the payment terms set forth in Section 5.4 upon receipt of the final Request for Payment pursuant to Section 7.1.

5.6           Taxes.

Construction Manager shall pay all applicable taxes of any kind, including sales, use, excise, unemployment, income taxes and any and all other taxes on any item or service that is part of the Work, whether such tax is normally included in the price of such item or service or is normally stated separately and any other taxes imposed by any Governmental Authorities on any equipment, materials, labor and services furnished by Construction Manager or its Contractors, or otherwise arising out of Construction Manager’s performance of the Work, including any increases in any such taxes during the term of this Agreement; and any duties, fees, and royalties imposed with respect to any equipment, materials, labor or services.

ARTICLE VI.
CHANGES

6.1           General.   Except as set forth in Sections 6.2 and 6.6, no change or adjustment to the Scope of Work will be valid except as agreed to by the Parties in accordance with a duly issued Change Order executed in writing by Owner and Construction Manager. All such changes shall be made in accordance with this Article VI and shall be considered, for all purposes of this Agreement, as part of the Work and shall not affect the validity of this Agreement.

6.2           Minor Modifications.   Minor modifications or adjustments that do not involve an increase to the Estimated Contract Price, do not affect the Project Schedule and do not affect

Construction Manager’s performance of the Work as specified in this Agreement, may be made by Construction Manager and shall not require a Change Order; provided, however, that Construction Manager shall notify Owner thereof in writing prior to Construction Manager effecting any such modification.

6.3           Owner Requested Change Order.   Owner, at any time or from time to time, may request a change to the Scope of Work (a “Change”) by issuing a notice to Construction Manager. Within five (5) Business Days of receipt of such notice, Construction Manager shall prepare and deliver to Owner a detailed written estimate (the “Construction Manager Estimate”) relating to the contemplated change, which shall include:

(a)           any proposed change in the Estimated Contract Price resulting from such Change;

(b)           any effect such Change could be expected to have on the Project Schedule;

(c)           any potential effect of such Change on Construction Manager’s ability to comply with any of its obligations hereunder; and

(d)           documentation reasonably sufficient to enable Owner to evaluate the impact of the Change or potential effects which Construction Manager estimates the Change Order will have on the Contract Price, the Project Schedule and any other provision of this Agreement affected thereby, as the case may be.

6.4           Change Orders.

Owner shall review the Construction Manager Estimate and if the Parties reach agreement on the matters listed in the Construction Manager Estimate, Owner and Construction Manager shall execute a change order which reflects the nature of such agreement (a “Change Order”), which Change Order shall be in the form set forth in Exhibit C and shall constitute an amendment to this Agreement.

6.5           Construction Manager Requested Change Order.

(a)           Construction Manager may submit a request for a Change Order with respect to:

(i)            a Force Majeure Event; or

(ii)           a Change of Law, unless such Change of Law is due to an act or omission of Construction Manager.

(b)           Construction Manager shall use reasonable efforts to mitigate the adverse effects of any Force Majeure Event or a Change of Law that is the subject of a Change Order request. No such event shall excuse Construction Manager’s continuing obligation to perform the Work, as affected by such event, while such request is pending, except as set forth in Article X or if cessation of performance is required by a Governmental Authority.

(c)           Any Change Order request under this Section 6.5 shall be processed in accordance with Sections 6.3 and 6.4; provided, however, that no notice from Owner shall be required and Construction Manager’s Change Order request shall include the detailed written Construction Manager Estimate relating to the requested change that is required by Section 8.3, without the need for Owner to request same.

6.6           Owner’s Directive.   In the event (i) Owner requests a Change under Section 6.3, and (ii) Owner and Construction Manager are unable to agree in a timely manner with respect to a Construction Manager Estimate, and (iii) the Change is not technically impossible or illegal to implement, and (iv) Owner has determined that it is in the best interests of the Project to implement the Change, then Owner may direct Construction Manager in a written notice to proceed in accordance with the Change (an “Owner Directive”), prior to determining any adjustment to the Scope of Work (and, if applicable, any proposed change to the Estimated Contract Price or the Project Schedule) and Construction Manager shall proceed with the Work in accordance with such Owner Directive. In the event that Owner issues an Owner Directive with respect to the Project, then Construction Manager may modify the Estimated Contract Price and/or the Project Schedule to the extent appropriate, as follows:

(a)           To the extent the Change requested in an Owner Directive would cause the Contract Price to exceed the Estimated Contract Price due to an increase in Construction Manager’s Costs for additional Work or materials, then the Estimated Contract Price may be adjusted upward by an amount equal to the Costs attributable to the Change (plus the Management Fee associated with such Costs).

(b)           To the extent the Change requested in an Owner Directive adversely affects Construction Manager’s ability to complete the Project in accordance with the Project Schedule, and such effect could not be avoided or mitigated by Construction Manager’s reasonable efforts, then Construction Manager may be entitled to an equitable adjustment of the Project Schedule on a Day-for-Day basis (or part thereof) for the impact of such Change on Construction Manager’s performance of the Work.

6.7           General Requirements and Limitations.

(a)           No addition, deletion, comment, modification or amplification by Owner to the Scope of Work shall require a Change Order if such addition, deletion, comment, modification or amplification is for the purpose of curing a Construction Manager Defect or is required in connection with a Construction Manager Event of Default.

(b)           Notwithstanding any dispute, Construction Manager shall be required to implement any Owner Directive and in no event shall any disputes related to a Change, a proposed Change Order or an Owner Directive entitle Construction Manager to stop, delay or suspend the performance of the Work.

(c)           Construction Manager shall notify Owner in writing in advance of its intended use of the contingency portion of the budget established by Owner and Construction Manager for the Project.

ARTICLE VII.
COMPLETION

7.1           Final Request for Payment.   Upon Completion, Construction Manager shall submit to Owner a final Request for Payment, which shall include:

(a)           the final Invoice;

(b)           original copies of permits, licenses and other authorizations to the extent that such items are issued in the name of or otherwise provided to Construction Manager;

(c)           a Final Lien Waiver from Construction Manager in the form of Exhibit D;

(d)           a Final Lien Waiver from each Contractor in the form of Exhibit E; and

(e)           a Completion Certificate which shall include:

(i)            a statement that Construction Manager’s obligations with respect to Project are complete;

(ii)           a statement that no Construction Manager Event of Default shall have occurred and be continuing;

(iii)          representations and warranties that Construction Manager has obtained all permits, licenses and other authorizations necessary or appropriate for the completion of the Project (other than those obtained by Owner) and that such authorizations are in full force and effect;

(iv)          representations and warranties that the Property is free and clear of all liens, security interests, or other encumbrances upon Owner’s title arising by virtue of the actions or inactions of Construction Manager or its Contractors or other representatives arising from or related to the Work; and

(v)           representations and warranties that Construction Manger has paid all amounts due, or which may become due (other than amounts for Work included on any unpaid  Invoice, which will be paid by Construction Manager upon receipt of Owner’s payment of such Invoice), to all Contractors.

7.2           Completion.

Upon Owner’s (a) determination that the Project has been completed in accordance with the Scope of Work, and otherwise in accordance with the terms of this Agreement (“Completion”); and (b) approval of the form of Completion Certificate submitted by Construction Manager (the “Completion Certificate”), an authorized representative of Owner will sign the Completion Certificate evidencing Owner’s acceptance that the Project has been completed in accordance with the terms of this Agreement. Promptly after receipt of a proposed

Completion Certificate, Owner shall (i) conduct such tests and inspections as may be necessary to determine whether the Project has been completed in accordance with the terms of this Agreement, and (ii) advise Construction Manager as to whether Owner accepts the Completion Certificate submitted by Construction Manager. The “Completion Date” shall be the date on which the Completion Certificate is duly executed and delivered by Owner. Owner’s execution of the Completion Certificate shall not limit, waive or otherwise affect any right or remedy Owner may have pursuant to this Agreement, any Law or otherwise, including any right Owner may have against Construction Manager for failure to perform the Work in accordance with the terms of this Agreement. Upon receipt of final payment, Construction Manager will assign to Owner all permits, licenses and title to any materials used and paid for by Owner in the completion of the Project that were in the name of Construction Manager.

ARTICLE VIII.
REPRESENTATIONS AND WARRANTIES

8.1           General Representations and Warranties.

Each Party represents and warrants to the other Party that on and as of the date hereof:

(a)           it is duly formed and validly existing and in good standing under the laws of its jurisdiction of formation, with power and authority to carry on the business in which it is engaged and to perform its respective obligations under this Agreement;

(b)           the execution and delivery of this Agreement have been duly authorized and approved by all requisite corporate, limited liability company, partnership or similar action;

(c)           it has all the requisite corporate, limited liability company, partnership or similar power and authority to enter into this Agreement and perform its obligations hereunder;

(d)           the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated herein will not, violate any of the provisions of the organizational documents of such Party, any agreement pursuant to which such Party or its property is bound or, to its knowledge, any applicable Laws; and

(e)           this Agreement is valid, binding and enforceable against such Party in accordance with its terms, subject to bankruptcy, moratorium, insolvency and other Laws generally affecting creditors’ rights and general principles of equity (whether applied in a proceeding in a court of law or equity).

8.2           Construction Manager Representations and Warranties.

Construction Manager represents and warrants to Owner that:

(a)           it has substantial experience, knowledge and professional competence in the procurement, project management and construction management of projects similar to the Project;

(b)           it has the resources and personnel to perform the Work; and

(c)           it is fully experienced, properly qualified and properly licensed, equipped and organized to perform the Work.

8.3           Warranties Related to the Work.

(a)           Construction Manager represents, warrants and agrees as follows: (i) the Work will be of high quality, free from Defects and in specific conformity with this Agreement; (ii) the Work will be performed and the Project will be completed in accordance with the requirements of this Agreement, and (iii) upon Completion, the Property shall meet the standards set forth in the Scope of Work and shall have passed all environmental or other testing required therein. Construction Manager shall be required to repair, correct, refinish, or if insufficient, to re-perform the Work, and generally take or cause to be taken such action as may be required, to fully remedy (“Repair”) any Defects discovered during the Term of this Agreement at no cost to Owner. The cost to Repair any Defect shall not be part of the Contract Price. Construction Manager’s warranties hereunder exclude remedy for damage or defect caused by abuse, modifications not executed by Construction Manager or its agents or Contractors, improper or insufficient maintenance, improper operation or normal wear and tear under normal usage.

(b)           Upon notice by Owner to Construction Manager of any Defect, Construction Manager shall Repair such Defect or cause the Repair of such Defect; provided, however, that no such notice shall be required in the event of a Defect discovered by Construction Manager or any Contractor (notice of which Defect shall promptly be given to Owner).

(c)           Construction Manager shall, at all times during the Warranty Period, maintain sufficient personnel to respond promptly to Owner’s request for warranty work.

(d)           Upon Completion, Construction Manager shall cause any tools, equipment or materials placed on the Property to be removed.

8.4           Contractor Warranties.

Construction Manager shall obtain for Owner commercially available warranties from all Contractors. Such warranties shall extend for not less than the Warranty Period and shall obligate the respective Contractors to Repair any Defects in the Work in substantially the same manner and on terms and conditions substantially similar to those contained herein. During the Term of this Agreement (including the Warranty Period) Construction Manager shall be responsible at its own expense for enforcing all Contractor warranties.

8.5           Warranty Period.

Construction Manager’s warranty obligations and liabilities under this Article VIII  shall commence on the date of  Substantial Completion of the Project, and shall cease upon the expiration of one year thereafter  (the “Warranty Period”). For purposes of this Agreement, “Substantial Completion” of the Project is the stage in the progress of the Work when the Work (or designated portion thereof) is sufficiently complete in accordance with this Agreement so that Owner can occupy or utilize for its intended use the Property (or designated portion thereof) on which such Work was to be performed. The Warranty Period for any Work requiring Repair under this Article VIII shall be extended, solely with respect to the portion of the Work so Repaired, for a period equal to the original Warranty Period after the date of completion of such Repair.

ARTICLE IX.
TERMINATION

9.1           Term.   Unless terminated in accordance with Section 9.2, this Agreement shall be effective as of the Effective Date and shall continue in effect through the expiration of the Warranty Period (the “Term”).

9.2           Termination.   This Agreement may be terminated or canceled prior to the end of the Term:

(a)           at any time, during an ongoing Event of Default which was not cured during the applicable cure period and which has not been waived by the non-defaulting Party upon the delivery of a notice of termination by the non-defaulting Party to the defaulting Party;

(b)           at any time, by mutual written agreement of the Parties; or

(c)           at any time, by Owner, in its sole discretion upon thirty (30) Days notice to Construction Manager.

9.3           Suspension by Owner.

Owner may, upon written notice to Construction Manager, require Construction Manager to suspend, delay or interrupt the Work, in whole or in part, for any reason including, without limitation, the issuance of an order by a court or other public authority having jurisdiction or the enactment of any law, regulation or rule prohibiting the completion of the Project, for such period of time as may be directed by Owner. Notwithstanding the foregoing, if the Work is suspended in accordance with this Section 9.3 for a period of ninety (90) days or more, Construction Manager may, on written notice to Construction Manager, terminate this Agreement.

9.4           Effects of Termination. Termination or cancellation of this Agreement shall not relieve the Parties from any obligation accruing or accrued to the date of such termination or deprive the Party not in default of any remedy otherwise available to such Party. In the event this Agreement is terminated by Owner pursuant to Section 9.2(a), Owner’s shall only be required to pay Construction Manager for the Costs incurred for Work completed as of the date of termination; provided, however, that if it is determined that Owner’s termination under Section 9.2(a) was improper, such termination shall be deemed to be a termination under Section 9.2(c) and Owner shall pay Construction Manager the unpaid Management Fee and any

Retainage, together with interest at the Stated Rate from the time the payment would have otherwise been due. In the event this Agreement is terminated by Owner pursuant to Section 9.2(b) above, or by Construction Manager pursuant to Section 9.3, Owner shall pay Construction Manager the payments owed as of the date of termination for Work completed (including all Costs incurred in connection with such Work plus the Management Fee and any Retainage). In the event this Agreement is terminated pursuant to Section 9.2(c) above, Owner shall pay Construction Manager (i) the payments owed as of the date of termination for Work completed (including all Costs incurred in connection with such Work plus the Management Fee and any Retainage), and (ii) Construction Manager’s costs reasonably incurred incident to the termination, including actual and reasonable Contractor cancellation costs.

ARTICLE X.
FORCE MAJEURE

10.1         Suspension of Obligations.   Neither Party shall be liable to the other Party for failure to perform any of its obligations under this Agreement to the extent such performance is hindered, delayed or prevented by Force Majeure. For purposes of this Agreement, “Force Majeure” shall mean causes, events or circumstances which are beyond the reasonable control of the Party claiming Force Majeure which cause such Party’s performance hereunder to be hindered, delayed or prevented. Such causes or events shall include, without limitation, acts of God, war (declared or undeclared), insurrections, hostilities, riots, lockouts, strikes, labor disputes, floods, fire, or hurricanes. Notwithstanding anything in this Agreement to the contrary, a claim of Force Majeure shall not extend or otherwise enlarge the term of this Agreement.

10.2         Notice.   A Party which is unable, in whole or in part, to carry out its obligations under this Agreement due to Force Majeure shall promptly give written notice to that effect to the other Party stating in reasonable detail the circumstances underlying such Force Majeure.

10.3         Resolution.   A Party claiming Force Majeure shall diligently use all reasonable efforts to remove the cause, event or circumstance of such Force Majeure, shall promptly give written notice to the other Party of the termination of such Force Majeure and shall resume performance of any suspended obligation as soon as reasonably possible after termination of such Force Majeure; provided, however, that neither Party shall be required to settle a labor dispute against its own best judgment.

ARTICLE XI.
INDEMNITY

11.1         Damages.

(a)           As used in this Article XI, the term “Damages” shall mean any and all (i) obligations; (ii) liabilities; (iii) compensatory damages (including, but not limited to, damages for injury to or death of persons and damages to or destruction or loss of property); (iv) to the limited extent permitted under Section 11.1(b), punitive, indirect, special, consequential, incidental and exemplary damages; (v) costs, losses, liabilities, damages, and expenses in any way associated with the containment, removal, or remediation of environmental (as to all media) pollution or contamination pursuant to any current, past, or future federal, state, or local laws, rules, permits, regulations, orders or ordinances; (vi) fines; (vii) penalties; (viii) losses; (ix) actions; (x) suits; (xi) claims; (xii) judgments, orders, directives, injunctions, decrees or awards of any federal, state, or local court or administrative or governmental authority, bureau or agency; and (xiii) costs and expenses (including, but not limited to, reasonable attorney’s fees) incurred in the defense of any of the foregoing.

(b)           AS BETWEEN THE PARTIES, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED HEREIN OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER DAMAGES, INCLUDING, WITHOUT LIMITATION, INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES AND EACH PARTY EXPRESSLY RELEASES THE OTHER FROM ALL SUCH CLAIMS FOR DAMAGES OTHER THAN ACTUAL DIRECT DAMAGES.

(c)           Except as otherwise expressly limited herein, it is the intent of the Parties that all release and indemnity obligations in this Article XI be without monetary limit. Except as otherwise expressly provided for in this Article XI, a Party’s obligation to indemnify and hold the indemnified Parties harmless against liability as provided for herein shall apply to liability based, in whole or in part, upon any and all theories of law including, without limitation by designation, liability based upon:  (i) any negligent act, grossly negligent act, or omission; (ii) strict liability; (iii) breach of warranty arising out of the alleged supplying of a defective or unreasonably dangerous product; or (iv) noncompliance with any law, rule, regulation, order, permit or policy.

11.2         Indemnity.   Without limiting other rights and remedies of Owner under this Agreement, to the fullest extent permitted by law, Construction Manager does hereby assume liability for, and does hereby agree to indemnify, protect and defend, save and hold harmless Owner and its respective employees, affiliates, successors, assigns, agents, officers and directors, and anyone else acting for or on behalf of any of the foregoing Persons (each, an “Owner Indemnified Party”) from and against any and all Damages that may be imposed on, suffered or incurred by, or asserted against, any Owner Indemnified Party, that arise out of, or result from, events or circumstances in any way related to, or arising out of:

(i)            Construction Manager’s (or any Contractor’s) fraud, negligence, intentional act or omission, willful misconduct or breach of Law relating to the Work, the Project and/or this Agreement;

(ii)           materials, construction or workmanship of Construction Manager or any Contractor or the execution of the Work;

(iii)          breach of this Agreement by Construction Manager;

(iv)          any third-party claims (including lien claims) relating to the Work and/or Construction Manager’s obligations under this Agreement;

(v)           losses and liabilities arising from any legal obligation that Owner may have to withhold amounts from, or deduct any tax at the source from, payments due to Construction Manager (which in each case shall be treated as paid to Construction Manager for purposes of this Agreement) or the assertion of any tax payable by Construction Manager or any Contractor against Owner;

(vi)          the performance of the Work under any workers’ compensation, disability or similar benefit act;

(vii)         the vitiation of any insurance policies due to Construction Manager’s or any Contractor’s breach of warranty, declaration or condition contained in any insurance policy, including the provision of false and misleading information;

(viii)        any amount that Construction Manager shall have failed to pay to any Contractor as compensation for the performance of any Work (to the extent that Construction Manager received payment from Owner for such Work), and Construction Manager shall assume the defense of any suit or proceeding in connection therewith;

(ix)           any and all claims against Owner by any employee of Construction Manager or any Contractor or by anyone directly or indirectly employed by Construction Manager or any Contractor or anyone for whose acts Construction Manager or any Contractor may be liable (except for claims arising from the negligence or willful misconduct of Owner or its employees, agents or representatives); and

(x)            (i) Hazardous Materials brought onto the Property by Construction Manager or any Contractor or any of their respective representatives, agents or employees; (ii) off-site treatment, storage, transportation, disposal, clean-up or remediation by Construction Manager or any Contractor (or any of their respective representatives, agents or employees) of any Hazardous Materials that originated from the Property, or (iii) a violation of any environmental Law by Construction Manager or any Contractor or any of their respective representatives, agents or employees.

(b)           Construction Manager shall require all Contractors to indemnify, defend, and hold harmless the Owner Indemnified Parties and Construction Manager from and against all Damages, including but not limited to, (i) Damages that may be imposed on, suffered or incurred by , or asserted against any Owner Indemnified Party, that arise out of, or result from, events or circumstances in any way related to, or arising from any of the events listed in Section 11.2(a)(i) through (x), and (ii) claims for personal injury or death of any Contractor employees, arising out of the Work performed by any such Contractor. Construction Manager shall not have the right to waive or alter any of the requirements of this Section 11.2(b).

11.3         Claims.

(a)           Whenever any claim shall arise for indemnification hereunder, the indemnified Party shall promptly notify the indemnifying party of the claim and, when known, the facts constituting the basis for such claim, except that in the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, except as otherwise expressly provided in this Article XI such notice shall specify, if known, the amount or an estimate of the amount of the liability asserted by such third party.

(b)           In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a Person who is not a Party, the indemnifying Party may, upon written notice to the indemnified Party, assume the defense of any such claim or legal proceeding. Except with the consent of the indemnified Party, the indemnifying Party shall not consent to the entry of any judgment arising from any such claim or legal proceedings which, in each case, does not include as an unconditional term thereof of the giving by the claimant or the plaintiff to the indemnified Party of a release from all liability in respect thereof, unless the indemnifying Party has actually paid to the indemnified Party the full amount of such judgment settlement. Any indemnified Party shall be entitled to participate in (but not control) the defense of any such claim or litigation resulting therefrom. If the indemnifying Party does not elect to control the litigation as provided above, the indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the indemnifying Party, on such terms as such indemnified Party may deem appropriate, and the indemnifying Party shall promptly reimburse the indemnified Party. All indemnification hereunder shall be effected by payment of cash or delivery of a certified or official bank check in the amount of the indemnification liability.

(c)           To the extent Construction Manager or an Owner Indemnified Party elects not to pursue any legal remedies it has against other Persons, but relies on the indemnities provided for in this Agreement, Construction Manager or Owner Indemnified Party will assign its legal remedies to the maximum extent allowed by law to Owner or Construction Manager, as appropriate.

11.4         Insurance.

(a)           Construction Manager, without limiting its obligations or liabilities hereunder, shall obtain and maintain the following insurance with limits not less than those indicated. Construction Manager shall procure a waiver of subrogation in favor of

Owner or any other Owner Indemnified Party or any other person to the extent indemnified by Construction Manager and name Owner as an additional insured.

(i)            Workers’ Compensation Insurance covering all employees engaged in the Work hereunder in accordance with the statutory requirements of the jurisdiction in which such services are to be performed.

(ii)           Employer’s Liability Insurance with limits not less than one million dollars ($1,000,000) for each accident or death of an employee engaged in Work hereunder.

(iii)          Automobile Liability insurance covering all motor vehicles owned or leased by Construction Manager engaged in the performance of Work hereunder. Limits of liability shall not be less than one million dollars ($1,000,000) for the accidental injury to or death of one or more persons or damage to or destruction of property as a result of one accident.

(b)           Except as otherwise specifically requested and approved by the Parties, no other insurance shall be carried by Construction Manager for the benefit of Owner.

(c)           Construction Manager shall require all Contractors employed by it under this Agreement to obtain the insurance identified in Schedule 4. If any proposed written agreement contains language different than what is contained in Schedule 4, Construction Manager shall submit the proposed insurance language to Owner for review and approval.

(d)           Owner shall purchase and maintain, in a company or companies authorized to do business in the jurisdiction in which the Property is located, property insurance upon the Work and the Property to the full insurable value thereof. Such property insurance shall be maintained, unless otherwise agreed to in writing by all persons and entities who are beneficiaries of such insurance, until final payment has been made or until no person or entity other than Owner has an insurable interest in the Property. This insurance shall include the interests of Owner, Construction Manager and the Contractors. Such property insurance shall be on an all-risk policy form and shall insure against the perils of fire and extended coverage and physical loss or damage including, without duplication of coverage, theft, vandalism, malicious mischief, collapse, temporary buildings and debris removal including demolition occasioned by enforcement of any applicable legal requirements.

ARTICLE XII.
MISCELLANEOUS

12.1         Entire Agreement.   This Agreement constitutes the entire agreement and supersedes (i) all prior oral or written proposals or agreements, (ii) all contemporaneous oral proposals or agreements and (iii) all previous negotiations and all other communications or understandings between the Parties with respect to the subject matter hereof.

12.2         Amendment and Modification.   No modifications of the terms and provisions of this Agreement shall be or become effective except by the execution by each of the Parties of a supplementary written agreement.

12.3         Counterparts.   This Agreement may be executed in counterparts and each counterpart shall for all purposes be an original and may be executed and delivered by telelcopier or facsimile, but all such counterparts together shall constitute one and the same instrument.

12.4         Parties Bound by Agreement.   This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

12.5         Terminology.   All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Articles and other titles or headings are for convenience only, and neither limit nor amplify the provisions of the Agreement itself, and all references herein to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections or subdivisions of another document or instrument.

12.6         Laws and Regulations.   This Agreement and all of the terms and conditions contained herein, and the respective obligations of the Parties, are subject to all valid and applicable Laws.

12.7         Governing Law.   This Agreement shall in all respects be governed by and construed in accordance with the laws of the Nation including all matters of construction, validity and performance, without giving effect to any choice of law rules thereof which may direct the application of the laws of another jurisdiction.

12.8         Exhibits and Schedules.   All exhibits, schedules and the like contained herein or attached hereto are integrally related to this Agreement, and are hereby made a part of this Agreement for all purposes. To the extent of any ambiguity, inconsistency or conflict between the body of this Agreement and any of the exhibits, schedules and the like attached hereto, the terms of the body of this Agreement shall prevail.

12.9         Notices.   Unless specifically provided in this Agreement, any written notice or other communication shall be deemed given when received by the Party entitled to notice. Notices shall be directed as follows:

(a)           if to Construction Manager, to:

Seneca Construction Management Corporation

Attn: Clayton Seneca, President & CEO

345 Third Street, Suite 610

Niagara Falls, New York  14303

Telephone: (716) 713-1723

Facsimile: (716) 282-3636

with a copy to:

Harter, Secrest & Emery LLP

Twelve Fountain Plaza, Suite 400

Buffalo, New York  14202

Facsimile:  (716) 853-1617

Attn:  Phillip A. Delmont, Esq.

(b)           if to Owner, to:

Seneca Erie Gaming Corporation

Attn: John Pasqualoni, President and Chief Executive Officer

310 Fourth Street

Niagara Falls, New York  14303

Telephone: (716) 299-1100

Facsimile: (716) 299-1200

with a copy to:

Seneca Niagara Falls Gaming Corporation

Attn: Office of General Counsel

310 Fourth Street

Niagara Falls, New York  14303

Telephone: (716) 299-1100

Facsimile: (716) 299-1200

In like manner either Party may change the address to which notices to it should be directed.

12.10       Further Assurances. Subject to the terms and conditions set forth in this Agreement, each of the Parties agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement. In case, at any time after the execution of this Agreement, any further action is necessary or desirable to carry out its purposes, the proper officers or directors of the Parties shall take or cause to be taken all such necessary action.

12.11       Survival of Representations, Warranties, Covenants and Agreements. Subject to the provisions of Section 8.5, the representations, warranties, covenants and agreements given by the Parties including in particular the terms and conditions of Article XI shall survive this Agreement without regard to any action taken pursuant to this Agreement.

12.12       Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, each provision shall be interpreted to be only so broad as is enforceable. A bankruptcy or similar trustee must accept or, to the extent permitted by law, reject this Agreement in its entirety.

12.13       Assignment.   No Party shall voluntarily or involuntarily, directly or indirectly transfer or otherwise alienate any or all of its rights, title or interest under this Agreement to any other Person without the express prior written consent of the other Party, which consent may be granted or withheld in such Party’s sole discretion; provided, however, that either Party may (without seeking the consent of the other Party) transfer or otherwise alienate any of its rights, title or interest under this Agreement in connection with (i) a transfer to an Affiliate which remains an Affiliate, (ii) the sale of all or substantially all of the assets of such Party, (iii) participation in a merger, consolidation, share exchange, or other form of statutory reorganization with another Person if the Party is the sole surviving Person, (iv) the granting of a pledge, mortgage, hypothecation, lien or other security interest and (v) the foreclosure (judicial or non-judicial) or other settlement or rearrangement pursuant to or in connection with any transfer made pursuant to item (iv) above. Each transferee shall expressly assume all obligations of the transferor under this Agreement. An attempted transfer made without the prior written consent of the non-transferring Party, where required, is invalid and ineffective. Unless otherwise agreed to by all Parties, a transferring Party (other than a transferor pursuant to item (v) above) shall, nevertheless, continue to be responsible and primarily liable for all obligations, liabilities and other expenses arising from or related to this Agreement.

12.14       Waivers.   No waiver by either Party of any one or more defaults by the other Party in performance of any provisions of this Agreement shall be effective unless in writing and signed by the Party against whom such waiver is sought to be enforced. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given and shall not operate or be construed as a waiver of any future default or defaults, whether of a like or a different character. The failure of a Party to insist, in any instance, on strict performance of any of the terms and conditions hereof shall not be construed as a waiver of such Party’s right in the future to insist on such strict performance.

12.15       Cumulative Rights, Obligations and Remedies.   Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity.

12.16       No Third Party Beneficiaries.   This Agreement is for the sole and exclusive benefit of the Parties. Except as expressly provided herein to the contrary, nothing herein is intended to benefit any other Person not a Party hereto, and no such Person shall have any legal or equitable right, remedy or claim under this Agreement.

12.17       Confidentiality.   The Parties agree that this Agreement and all information and data exchanged by them in accordance with this Agreement shall be maintained in strict and absolute confidence, except upon prior written notice and with respect to disclosure (i) pursuant to the sale, disposition or other alienation (directly or indirectly) of a Party’s rights and interest in and to this Agreement, (ii) pursuant to the sale or other disposition (directly or indirectly) of all or substantially all of the assets of a Party, (iii) in conjunction with a merger, consolidation, share exchange or other form of statutory reorganization involving a Party, (iv) to lenders, accountants and other representatives of the disclosing Party with a need to know such information, (v) as required to make disclosure in compliance with any applicable Law, or under compulsion of judicial process, to comply with this Agreement and its objectives or (vi) to those of a Parties’ Affiliates that have a “need to know”; provided that the disclosing Party shall be liable for any disclosure by the receiving Person to the extent such disclosure would not be permitted by this Section if made by the disclosing Party.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each Party has caused this Agreement to be executed in its name by an officer thereunto duly authorized as of the date first set forth above.

SENECA ERIE GAMING CORPORATION

	By:	/s/ John Pasqualoni
	Printed Name:	John Pasqualoni
	Title:	President & CEO
Dated: May 9, 2006

SENECA CONSTRUCTION MANAGEMENT CORPORATION

	By:	/s/ Clayton Seneca
	Printed Name:	Clayton Seneca
	Title:	President & CEO